Exhibit (e.1)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Enhanced U.S. Large-Cap ETF

iShares Enhanced U.S. Small-Cap ETF

iShares Short Maturity Bond Fund

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on December 6-7, 2012.